EXHIBIT 99.1

Oakley Reports Record Fourth Quarter Sales and Earnings

- Holiday Launch of Oakley Thump(tm) Drives Record Performance -

 Conference Call -- 4:30 p.m. EST, Wednesday, February 9, 2005 -- A
   simultaneous web cast for interested investors can be heard at
   Oakley's corporate web site: http://investor.oakley.com, where it will be archived through February 9, 2006. A telephone replay of the call will be available from 8:00 p.m. EST, Wednesday, February 9, through midnight February 16, 2005, accessible from the United States and Canada at 800/642-1687, and from international locations at
   706/645-9291; pass code: 3881720.

 Selected Highlights
 - Net sales grew 24.5 percent to a fourth-quarter record $153.0 million; net income totaled $10.0 million, or $0.15 per share, also a fourth-quarter record
 - Fourth quarter newer category gross sales grew 55.6 percent to
   $60.2 million and included $19.8 million from sales of Oakley
   Thump(tm)
 - Initial sales of combat eyewear under a new contract with the U.S.
   Army contributed to a 9.7 percent increase in fourth-quarter sunglass sales
 - Fourth quarter U.S. net sales through Oakley-owned retail locations grew 34.2 percent to $21.1 million, accelerated by strong initial sales of Oakley Thump(tm)

FOOTHILL RANCH, Calif., Feb. 9, 2005 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced results of its fourth quarter and full year ended December 31, 2004.

Fourth quarter net sales increased 24.5 percent to $153.0 million, compared with $122.9 million in the fourth quarter of 2003. Net income for the fourth quarter totaled $10.0 million, or $0.15 per diluted share, a 213 percent increase compared with $3.2 million, or $0.05 per diluted share, in last year's fourth quarter.

Full year 2004 net sales reached a record $585.5 million, up 10.9 percent from $528.0 million in 2003. Net income increased 8.9 percent to $41.6 million, or $0.60 per diluted share, compared to $38.2 million, or $0.56 per diluted share, in the prior year.

Results for 2004 and comparable information for 2003 reflect a reclassification of certain shipping and handling fees charged to customers from operating expenses to net sales. Similarly, certain shipping costs related to those operations were reclassified from operating expenses to cost of goods sold. This reclassification had no effect on reported net income in any prior period. See "Reclassification of Certain Items" below for a more detailed explanation.

"Our successful launch of Oakley Thump(tm) and our new joint product development relationship with Motorola dramatically expand the future potential for Oakley products," commented Jim Jannard, Chairman and Chief Executive Officer. "In addition, our expanded relationship with the U.S. Army further validates the critical performance capabilities of our product inventions. The Oakley brand may be in its 30th year, but its best years are still ahead," Mr. Jannard concluded.

Oakley's Chief Operating Officer Link Newcomb commented, "In the fourth quarter, our newer product categories provided solid sales growth and met our internal forecast. In addition, Oakley's retail expansion efforts continued during the year, culminating with the fourth quarter being our strongest retail quarter in terms of sales and contribution to earnings. In the fourth quarter, our retail operations achieved strong double-digit comparable store sales increases with Oakley Thump(tm) contributing eight percentage points of that increase."

Newcomb concluded, "We enter 2005 with great confidence in the long-term opportunities available to Oakley across our broad product assortment and are particularly excited about the potential of our new electronics category."

Fourth Quarter Financial Analysis

U.S. net sales, excluding the company's retail store operations, increased 57.6 percent in the fourth quarter, to $62.1 million, compared with $39.4 million last year, a record quarterly increase. Sales of Oakley Thump(tm) and sales of combat eyewear to the U.S. Army were the primary contributors to that growth. Excluding Sunglass Hut, sales to the company's diverse specialty account base and other domestic sales increased 66.1 percent, to $54.6 million in the quarter. U.S. net sales to Sunglass Hut, the company's largest customer, increased 14.8 percent, to $7.5 million.

Oakley's fourth quarter international net sales increased 2.9 percent to $69.8 million compared with $67.8 million in last year's comparable period, including a benefit of 5.8 percentage points from a weaker U.S. dollar. International net sales benefited from the limited launch of Oakley Thump(tm) in key markets and increased sales of apparel and sunglass styles introduced during the past year. Net sales increases in Japan, Brazil, Asia and Canada were partially offset by declines in the South Pacific, Europe and Mexico. The company's fourth quarter performance in the South Pacific region was disappointing in what has historically been the region's strongest quarter. Additionally, the company's Oakley Mexico subsidiary continues to struggle to generate a profit amid the challenges of the Mexican market. The company believes that it is taking steps to address Mexico's and South Pacific's disappointing results and expects better performance in 2005.

Sales through Oakley's U.S. retail store operations reached $21.1 million during the fourth quarter, compared to $15.7 million in the fourth quarter of 2003, an increase of 34.4 percent. During the fourth quarter, the company opened four new Oakley retail stores and added three new Iacon stores in the U.S. Strong double-digit comp store increases were driven by the fourth quarter launch of Oakley Thump(tm).

Fourth quarter gross sales totaled $162.6 million. Sunglass gross sales increased 9.7 percent in the fourth quarter, to $69.6 million. The growth was driven by strong combat eyewear sales and by a 3.5 percent increase in average sunglass selling price. Global net sales to the retail group of Luxottica, which includes Sunglass Hut and OP(sm) locations worldwide, increased 7.4 percent to $9.8 million during the quarter.

Combined fourth quarter gross sales of the company's newer categories -- apparel, electronics, prescription eyewear, footwear and watches -- grew 55.6 percent, to $60.2 million, and accounted for 37.0 percent of total fourth quarter gross sales. Sales of Oakley Thump(tm), combined with increases in sales of apparel, footwear and watches, were partially offset by a decline in sales of prescription eyewear. Prescription eyewear sales declined during the quarter principally due to higher returns of discontinued styles from customers and temporary backorders in sales of the company's strongest-selling new prescription frame styles.

Fourth quarter gross margins improved to 52.8 percent compared with 51.6 percent in last year's comparable period. Improved footwear and apparel margins combined with the positive mix impact of higher sunglass sales and sales of Oakley Thump(tm) and related accessories, more than offset the negative impact on gross margins of initial startup costs for Oakley Thump(tm) and normal inventory adjustments. Favorable foreign exchange rates also benefited fourth quarter gross profit.

Fourth quarter operating expense ratios improved to 43.8 percent of net sales in the quarter, down from 47.4 percent in the prior year's fourth quarter, as the company leveraged its operating infrastructure over higher sales volumes. The weaker U.S. dollar contributed $1.6 million of the $8.6 million year-over-year increase in total operating expenses. Fourth quarter G&A expenses increased $1.8 million year-over-year, including approximately $600,000 in incremental professional fees, primarily related to the company's Sarbanes-Oxley compliance efforts, and $800,000 from a foreign exchange contract loss related to the repatriation of profits by the company's UK subsidiary. For the full year, the company incurred approximately $1.2 million related to compliance with Sarbanes-Oxley.

The company's tax rate in the fourth quarter was 26.5 percent, down from 35 percent in last year's fourth quarter. The lower fourth quarter tax rate resulted from the adjustment of the full year tax rate to 32.3 percent from the previously estimated 34 percent to reflect the benefits of favorable closure of some prior year U.S. and French tax audit items.

The company's consolidated inventory totaled $115.1 million at December 31, 2004, compared with $115.6 million at September 30, 2004 and $98.7 million at December 31, 2003. This inventory reflects the expanded company-owned retail operations, increased eyewear inventory and apparel inventory to support new spring releases, as well as inventory related to the new electronics category. Accounts receivable, less allowances, increased to $102.8 million at December 31, 2004, compared with $93.0 million at September 30, 2004 and $78.0 million at December 31, 2003 reflecting the large shipments of Oakley Thump(tm) and combat eyewear in the second half of the quarter. Accounts receivable days sales outstanding (DSO) were 62 at December 31, 2004, compared with 59 at December 31, 2003.

Full Year 2004 Financial Summary

Total 2004 net sales increased 10.9 percent to a record $585.5 million, driven by a 16.7 percent increase in domestic net sales to $305.0 million. U.S. military and other government sales grew 61.2 percent during 2004 to $27.1 million from $16.8 million in 2003. International net sales increased 5.2 percent in 2004 to $280.5 million, reflecting a benefit of 7.6 percentage points from the weaker U.S. dollar. U.S. and international net sales in 2003 were $261.4 million and $266.6 million, respectively.

Sales through Oakley's U.S. retail store operations reached $72.4 million during 2004, compared to $53.2 million in 2003, an increase of 36.1 percent. Oakley products accounted for approximately 33 percent of Iacon sales in 2004, compared with 32 percent in the prior year. At December 31, 2004, the company operated 119 U.S. retail locations, including 36 Oakley stores and 83 Iacon sunglass specialty stores, which accounted for almost 14 percent of fourth quarter global net sales and 25.3 percent of Oakley's domestic sales. For the full year, the company's retail store operations achieved a double-digit comparable store sales increase.

E-commerce and associated telesales totaled $14.1 million for the full year, up 21.6 percent from $11.6 million in 2003, and included approximately $1 million in sales of Oakley Thump(tm) and related accessories.

Gross sales totaled $621.7 million for 2004. Sunglass gross sales increased 1.3 percent to $314.5 million for the year, compared with $310.4 million in 2003. The average sunglass selling price increased 3.4 percent, due in large part to favorable foreign currency exchange rates, higher average price points on new styles and a higher contribution from Oakley retail store operations.

Combined full year gross sales of the company's newer product categories grew 25.1 percent, to $206.5 million from $165.1 million in 2003, and accounted for 33.2 percent of full year gross sales, compared with 29.1 percent of full year 2003 gross sales.

Gross sales of apparel and apparel accessories increased 24.9 percent for the full year, to $94.9 million in 2004 from $76.0 million in 2003. Accessories accounted for slightly more than 20 percent of this total in 2004.

Prescription eyewear gross sales increased 11.9 percent for the full year to $47.8 million, compared with $42.7 million in 2003 reflecting strong double digit growth in the first and third quarters coinciding with successful new product launches.

Footwear gross sales declined 11.8 percent for the full year, to $32.2 million, compared with $36.5 million in 2003. The company's lifestyle footwear styles continued to struggle to gain acceptance in the marketplace while its golf shoes, sandals and military footwear continued to be stronger performers.

Watch gross sales increased 20.2 percent for the full year to $11.9 million, compared with $9.9 million in 2003, as the company realigned its product development and sales efforts to focus on premium analog watch designs and distribution.

Goggle gross sales grew 8.3 percent for the full year, to $39.2 million up from $36.2 million in 2003, driven by strong fourth quarter reorder activity for the company's snow goggles.

2005 Guidance

The economies and retail environments in many of Oakley's key global markets continue to provide a challenging backdrop against which to forecast. The company's sunglass sales rely heavily on "at-once" orders from retailers to replenish inventory sold to consumers. As a result, sudden, unexpected changes in the relative strength of the retail environment complicate management's attempts to accurately assess future order and sales trends. In addition, the company believes that its new electronics category and increased sales to the U.S. military will be significant contributors to its 2005 performance. However, Oakley's relative inexperience in the electronics market, public acceptance of new products and variables relating to military procurement all contribute to the difficulty in accurately forecasting future performance. Finally, because Oakley is an integrated manufacturer of its sunglass products, a small variance in sunglass sales volume has a relatively large impact on gross margins and net income due to the fixed-cost nature of the company's manufacturing operations.

The company's guidance for 2005 calls for full-year net sales growth of 10 to 15 percent. This guidance assumes a mid-single digit increase in sunglass sales, combined with an approximate 15 to 20 percent increase in the company's newer category sales. It also reflects management's current plans to continue the expansion of its own retail locations at an accelerated pace compared to that of 2004. In addition, based on various tax planning initiatives, the company expects its tax rate for 2005 to be approximately 34.0 percent.

Stock Repurchase Program and Annual Dividend

On September 10, 2002, the company's board of directors authorized a $20 million stock repurchase program to occur from time to time as market conditions warrant. Since the time of this authorization, the company has repurchased 1,344,900 shares for $14.5 million at an average share price of $10.78. No repurchases were made during the fourth quarter. The company intends to remain active with the share repurchase program should the right market conditions exist.

On September 29, 2004, Oakley's Board of Directors declared a regular annual cash dividend of $0.15 per share, which was paid October 29, 2004 to shareholders of record at the close of business on October 15, 2004. Any future dividends are at the discretion of Oakley's Board of Directors.

Reclassification of Certain Items

The company determined that it should reclassify to net sales certain shipping and handling fees charged to customers from their original treatment as a contra-expense in shipping and warehousing expenses. The reclassified shipping and handling fees have not been allocated to any specific product category or customer in the company's sales detail. Similarly, freight costs related to such shipping operations have been reclassified from shipping and warehousing expense to cost of goods sold. These reclassifications had no impact on reported net income for 2004 or any prior period, but resulted in a small reduction in the gross margin and a small reduction in the operating expense ratio for each period subject to the reclassification.

Non-GAAP Financial Measures

This release makes reference to gross sales and components thereof, each of which may be a non-GAAP financial measure. The Company believes that use of this financial measure allows management and investors to evaluate and compare the Company's operating results in a more meaningful and consistent manner. A reconciliation of these measures is included in the accompanying financial schedules.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of premium performance apparel and accessories, prescription eyewear, footwear, electronics and watches to consumers in more than 100 countries. Trailing-12-month net sales through December 31, 2004 totaled $585.5 million and generated net income of $41.6 million. Oakley, Inc. press releases, SEC filings and the company's Annual Report are available at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond the control of the company. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "might," "believe," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of Oakley Thump(tm) and new product introductions in the company's electronics category; the company's ability to maintain approved vendor status and continue to receive product orders from the U.S. military; the company's ability to manage rapid growth; risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand distribution channels and its own retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; a weakening of economic conditions could continue to reduce or further reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; further terrorist acts, or the threat thereof, could continue to adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate acquisitions and licensing arrangements without adversely affecting operations and the success of such initiatives; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where a significant portion of the company's operations are based; the company's ability to identify and execute successfully cost control initiatives; the company's ability to continue to grow its retail outlets; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2003 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

                             OAKLEY, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands except per share data)

                             Three Months Ended    Twelve Months Ended
                                 December 31,         December 31,
                             -------------------   -------------------
                               2004       2003       2004       2003
                             --------   --------   --------   --------
 Net sales                   $152,962   $122,923   $585,468   $528,034
 Cost of goods sold            72,229     59,480    265,104    237,788
                             --------   --------   --------   --------
  Gross profit                 80,733     63,443    320,364    290,246

 Operating expenses:
  Research and development      4,146      3,574     15,962     14,308
  Selling                      41,243     35,475    159,366    142,365
  Shipping and warehousing      4,223      3,688     17,087     14,620
  General and administrative   17,341     15,555     65,511     58,918
                             --------   --------   --------   --------
  Total operating expenses     66,953     58,292    257,926    230,211

                             --------   --------   --------   --------
 Operating income              13,780      5,151     62,438     60,035

 Interest expense, net            196        166      1,037      1,272
                             --------   --------   --------   --------
 Income before provision
  for income taxes             13,584      4,985     61,401     58,763
 Provision for income taxes     3,593      1,745     19,851     20,567
                             --------   --------   --------   --------
 Net income                  $  9,991   $  3,240   $ 41,550   $ 38,196
                             ========   ========   ========   ========

 Basic net income per share  $   0.15   $   0.05   $   0.61   $   0.56
 Basic weighted average
  shares                       67,765     67,935     67,953     68,006

 Diluted net income
  per share                  $   0.15   $   0.05   $   0.60   $   0.56
 Diluted weighted average
  shares                       68,593     68,465     68,832     68,282

 Reconciliation of Non-GAAP financial measures
 to equivalent GAAP measures:

                          Three Months Ended     Twelve Months Ended
                             December 31,            December 31,
                         --------------------    --------------------
                           2004        2003        2004        2003
                         --------    --------    --------    --------
                                        (in thousands)

 Gross sales             $162,623    $130,955    $621,652    $567,077
 Discounts and returns     (9,661)     (8,032)    (36,184)    (39,043)
                         --------    --------    --------    --------
 Net sales               $152,962    $122,923    $585,468    $528,034
                         ========    ========    ========    ========

                    Three Months Ended       Twelve Months Ended
                        December 31,             December 31,
                  -----------------------   -----------------------
                     2004         2003        2004          2003
                  ----------   ----------   ----------   ----------
 Other Operating               (dollars in thousands)
 Data:

 Sunglasses:
  Units              884,925      835,375    4,117,563    4,199,916
  Gross sales     $   69,590   $   63,454   $  314,515   $  310,410

 Net sales:
  Domestic        $   83,181   $   55,101   $  304,956   $  261,423
  International   $   69,781   $   67,822   $  280,512   $  266,611

 Backlog                                    $   55,316   $   51,941

                                                  December 31,
                                              2004           2003
                                            --------       --------
 Selected Balance Sheet Data:                    (in thousands)

 Cash and cash equivalents                  $ 51,738       $ 49,211
 Accounts receivable less
  allowance for doubtful accounts            102,817         77,989
 Inventories                                 115,061         98,691
 Accounts payable, accrued
  liabilities and income tax payable          78,769         76,696
 Total debt                                   30,248         28,701

CONTACT:
Gar Jackson                    Ron Parham
Oakley, Inc.                   PondelWilkinson Parham
Director Investor Relations    Investor Relations
949/672-6985                   503/924-1186
gjackson@oakley.com            rparham@pondel.com